Exhibit 99.2

True Nature Executes on Healthcare Technology Strategy With Acquisition, Expanded Management Team

Press Release | 08/27/2018

ATLANTA, Aug. 27, 2018 (GLOBE NEWSWIRE) -- True Nature Holding, Inc. (OTCQB:TNTY) (the "Company" or "True Nature") today announced that it has executed a letter of intent (LOI) to acquire ClariCare, Inc. (www.claricare.com), an industry leading software provider of analytics and SaaS solutions aimed at practice management optimization for the dental profession. The Company believes that the initial application set can be easily adapted to the needs of many other specialty healthcare markets.

“We became aware of ClariCare and Patrick Malloy earlier this year. As a result of discussions with Patrick, President and Co-Founder of ClariCare, we learned about their innovative approach to improving healthcare through technology. After reviewing the approach and value proposition that the ClariCare technology offers, we have decided to both acquire the company and add Patrick to our senior team to drive strategy and product innovation across all the medical disciplines we desire to serve. He has a full grasp of the dynamics in the healthcare technology market, tracks with influential individuals and investors and can help us maximize our shareholder value as we seek to assemble a comprehensive set of healthcare technology offerings,” said Louis DeLuca, COO for True Nature.

When asked about the approach that ClariCare utilizes, Mr. Malloy commented, “We have developed a suite of powerful mobile and cloud applications that help optimize and manage the most critical functions of a dental practice. We optimize for large and small practices alike. This is an exciting opportunity for ClariCare, to be brought into the TNTY platform. We are poised for growth and this provides an excellent vehicle to grow a successful business and also transition to other markets where we see similar business problems that our software can address.”

There are four main components to the ClariCare platform: (1) Insights is an analytics suite that identifies and organizes patient data in easy and actionable ways, on an enterprise level; (2) the Huddle app is a daily productivity and workforce sw tool, which implements a structured approach and puts relevant patient and practice information at your fingertips -- ensuring your office will maximize productivity and efficiency; (3) Harvester is a CRM platform – it becomes the practice’s safety net that manages patients who slip through the cracks; and (4) Presenter bridges the patient engagement gap with an innovative chair-side treatment plan presentation tool that provides clinical and financial transparency -- with a remote component as well, to give patients time of need access out of the office. ClariCare has also successfully launched innovative feature sets to enhance the core offering, namely electronic insurance verification and prescription drug monitoring program integration. For more info about ClariCare products / services visit www.claricare.com or contact info@claricare.com, 574-274-0326.

The transaction is currently slated to be an acquisition using a combination of stock and cash, generally believed to be valued at around $3 million. It is expected to close in October, subject to audit, analysis, financing and the final approval of both of the companies’ Boards of Directors. While it is an early stage company, management believes that it should be accretive in 2019, with annualized revenue run rate forecasted in the $3-5 million range for the next 18 months, and longer-term prospects in the $18-20M annualized revenue rate, assuming certain market conditions expansion into additional suitable disciplines, along with other conditions. Mr. Malloy is expected to join the senior management team at True Nature where he will be responsible for strategy, including the specification of products and services, as well as identifying key acquisitions as the Company seeks to continue to expand its healthcare technology offerings.

The Mission of True Nature Holding, Inc.
To leverage new technologies and services to improve healthcare and outcome for individuals, their families and their pets. We believe we can reduce the cost of healthcare, while improving the quality of life using Telehealth and Telemedicine Solutions.

We are building healthcare applications that focus on: patient engagement, care coordination, remote monitoring, data analytics, and may include Blockchain RX(TM) to provide applications for market participants in healthcare through the encryption of sensitive data.

Our approach is to develop these business opportunities as individual "threads" in response to client needs, ultimately creating an end-to-end set of solutions from the end user up to the healthcare provider or veterinary professional. Further, we expect to assist suppliers to the healthcare industry by allowing them to access unique technologies that bind them with their clients in a "top-down" distribution model.

We recognize it will take the investment of major market participants like Apple, Amazon, IBM, hospitals, healthcare networks, pharmacy and other providers for us to achieve critical mass. In consideration of this reality, we expect to work with these market makers in collaboration and in support of the ultimate user, the individual and their pets. The day of "direct-to-consumer" healthcare, including "the humanization of our pets" is upon us and we hope to be key parties to their evolution and success.

About ClariCare, Inc.

ClariCare’s elegant solutions simplify daily operations, discover lost business, manage non-compliance and delight patients. By taking the unnecessary hassle out of the day to day – you and your team can focus on production, resulting in better patient outcomes and the growth of your business. Be vigilant on your patients’ behalf. Your patients will thank you.

Our goal at ClariCare is to develop and deploy innovative technology that will revolutionize how the dental practice operates. Our system “bolts onto” the existing practice management system and improves some of the most important activities in the dental practice. Our vision is to “simply be the best way to run your practice”. For more info about ClariCare products / services visit www.claricare.com or contact info@claricare.com, 574-274-0326.

Statement Under the Private Securities Litigation Reform Act
As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect True Nature Holding, Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

Investor Contact for True Nature Holding, Inc.:
contact@truenaturepharma.com
844-383-TNTY (8689)
https://truenaturepharma.com/

SOURCE:
True Nature Holding, Inc.